Exhibit 10.1

Corporate Address Fannin South Professional Building, Suite 140

7707 Fannin Street

Houston, Texas 77054

t: 832.968.4888

December 27, 2022

Daniel Clark

Re:Terms of Separation

Dear Mr. Clark:

This letter sets forth the terms of the agreement (the “Agreement”) between you and Kiromic BioPharma, Inc. (the “Company”) (you and the Company will be referred to collectively as the “Parties” and individually as a “Party”) arising out of your departure from the Company.

1.Separation Date.  On December 23, 2022 (the “Separation Date”), you, Daniel Clark, Chief Financial Officer, notified the Company of your decision to resign from your position at the Company, effective immediately. Under the terms of this Agreement, you acknowledge that your resignation from the Company was not for “good reason,” as that term is defined in the Executive Employment Agreement by and between you and the Company, dated February 14, 2022, but was voluntary and did not relate to any disagreement with the operations, policies or practices of the Company on any matters.

2.Acknowledgment of Payment of Wages. On the next regularly scheduled payroll, we will provide you a paycheck representing all wages, salary, bonuses, commissions, reimbursable expenses, and accrued PTO (balance as of 12/23/2022) and any similar payments due you from the Company as of the Separation Date. On the first regularly scheduled payroll date for salaried employees in January 2023, the Company will provide you with a final paycheck representing any accrued and unused paternity leave due to you from the Company as of the Separation Date.  By signing below, you acknolwedge and agree that, excepting payment for accrued and unused paternity leave, you have received, as of the Separation Date, all wages, salary, bonuses, commission payments, and vacation and/or paid time off payments due you for work performed and services rendered by you during your employment through the Separation Date and, further, that you have received reimbursement for any and all business expenses incurred during and in connection with your employment with the Company.

3.Review Period; Revocation Period.  You understand and acknowledge that you have twenty-one (21) calendar days from December 27, 2023 (the “Delivery Date”) to decide whether or not to sign this Agreement (the “Consideration Period”), during which time you may seek counsel. The Parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Consideration Period. You can accept this Agreement at any time before the close of business on the 21st day after the Delivery Date by signing and returning it via federal express to Kiromic BioPharma, Inc; Attn: Pietro Bersani; 7707 Fannin Street; Suite 200; Houston, TX 77054, or via electronic mail to Pietro Bersani. You acknowledge and understands that you may revoke or cancel your acceptance of this Agreement by so notifying Pietro Bersani via email, within seven (7) days after you return an executed version of this Agreement (the “Revocation Period”). If you revoke your acceptance of this Agreement within the Revocation Period, you understand and acknowledge that you will not receive any of the consideration set forth in this Agreement, and this Agreement will be void. If you do not revoke your acceptance within the Revocation Period, this Agreement will become effective and enforceable on the eighth calendar day after you return an executed version of the Agreement to Pietro Bersani (the “Effective Date”).

4.Consideration. Although the Company has no obligation to do so, if you sign this Agreement, which contains a release of claims (see Section 9), return this Agreement to the Company, allow it to become effective and do not revoke it within the time specified in this Agreement, and comply with your obligations under this Agreement, then the Company will enter into a consulting agreement with you and allow you to remain enrolled in the Company’s medical, dental, and vision plans on the same terms and conditions applicable to your current participation in any such plans as of the Separation Date, so long as the consulting agreement between you and the Company remains in effect.

5.Return of Company Property.  By signing this Agreement, you acknolwedge and agree that all tangible materials (whether originals or duplicates and whether in hard or electronic form), including, but not limited to, drawings, notebooks, reports, proposals, list of actual or potential customers or suppliers, formulae, prototypes, tools, equipment, specifications, methodologies, blueprints, financial data, contracts, agreements, correspondence, documents, computer disks, computer printouts, information stored electronically on a computer, memoranda, and notes, in your possession or control that in any way relate to the Company’s business and that were furnished to you by the Company or which were prepared, compiled or acquired by you while employed by the Company shall be the sole property of the Company (collectively, “Recipient Materials”). You do not have to return Receipient Materials until the Consulting Agreement referenced in Section 4 is no longer in effect.  Upon the termination of the Consulting Agreement, you agree to deliver all Recipient Materials that are your possession, custody or control to the Company, regardless of whether such Materials are located in your office or automobile, or on your office, home or personal computer, and you agree that you will not retain any originals or copies of such Recipient Materials. You agree not to copy or remove from the Company’s place of business property or information belonging to the Company or entrusted to the Company or provide any Recipient Materials to any competitor of the Company without the express written consent of the Company. You also agree to authorize and permit the Company to inspect all computer drives used or maintained by you during your employment at or association with the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information (as that term is defined herein) contained on such drives.  Further, except as provided for in the Company’s Records Retention Policy, you agree not to take any steps to delete, destroy, or take any other actions that would cause the Company’s property to be deleted, destroyed or otherwise wiped or obfuscated at any time, including but not limited to prior to return of such property to the Company.  Additionally, no later than the date upon which the consulting agreement terminates, you agree to return to the Company any equipment or other tangible property that you received from the Company during your employment or association with the Company, including, but not limited to, desktop and laptop computers, printers, monitors, cellular telephones, blackberries or other personal communication devices, credit cards, access cards, security cards, keys, and company vehicles that are in your possession, custody or control, and shall disclose any and all passwords or codes required to gain access to such devices.  If requested by the Company, you will provide the Company with written confirmation that all Recipient Materials have been delivered to the Company or have been destroyed and, further, you agree to take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

6.Proprietary Information. You hereby acknowledge that you are bound and will abide by the terms of the Employee Invention Assignment and Confidentiality Agreement that you signed during your employment with the Company, and that as a result of your employment with the Company, you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

7.Restricted Stock Units. All RSUs awarded to you have vested and been distributed to you.  You acknowledge and agree you are not entitled to any additional RSUs by virtue of your employment with the Company or any agreement between you and the Company.

8.Stock Options. Pursuant to a Stock Option Agreement between you and the Company, dated June 8, 2020, and the Company's 2017 Equity Incentive Plan (hereinafter referred to as the “SOA”), your stock options contain an exercise price of $17.47. Any vested stock options will be considered terminated and canceled within ninety (90) days of your signing this Agreement. Your rights concerning the stock options will continue to be governed by the SOA.

9.General Release and Waiver of Claims.

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims arising under or related to any employment agreement(s) between you and the Company, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Texas Labor Code and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.You hereby acknowledge that you are aware of the principle that a general release does extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, may have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

11.Nondisparagement. You agree that you will not make any disparaging, critical, and/or negative remarks about the Company and any of its products, services, owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including without limitation posting on social media applications such as YouTube, Facebook, Twitter, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Company Released Parties, or otherwise make remarks that may reflect negatively upon any of the Company Released Parties. The Company agrees to provide a neutral reference to any potential new employer identifying the position held by you upon the Separation Date and the starting and ending dates of your employment with the Company. Nothing in this Section shall prohibit you or the Company's employees from providing truthful information in response to a subpoena or other legal process.

12.Non-Compete Provision Waiver: The Company shall waive section 6 of the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement component of your Executive Employment Agreement.  Except as otherwise provided herein, the Parties acknowledge and agree that this Agreement does not amend, modify, restrict, alter or change in any way the other terms and provisions set forth in the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement.

13.Arbitration: Except for any claim for injunctive relief arising out of a breach or violation of any provision in the Employee Invention Assignment and Confidentiality Agreement, the parties agree to arbitrate, in Houston, Texas through the American Arbitration Association (“AAA”) before a single arbitrator, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. Except as otherwise provided herein, the parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.Confidentiality.  You and your representatives and agents agree that the terms of this Agreement are to remain strictly confidential and shall not be disclosed unless required by law or the judicial process, as explained below. Notwithstanding the foregoing restriction, you may disclose the terms of this Agreement to your immediate family members, tax and financial advisors, and attorneys, if any, so long as such persons agree to be bound by the confidentiality terms of this Agreement, and to the IRS in response to an inquiry, and you may disclose any restrictive covenants and your compensation to potential and/or actual employers and/or executive recruiters. You acknowledge and agree that you will be responsible and liable for any disclosure prohibited by this Section 14 made by you, your representatives, and/or your family members that you authorized, facilitated, and/or directed, or failed to prevent with reasonable diligence.  If you are served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, you must promptly provide the Company with written notice thereof by e-mail, along with a copy of the order, subpoena, or other legal process. The breach of this Section 15 shall not affect the continuing validity or enforceability of this Agreement. The restrictions in this Section 15 shall not apply to any responses the Company is required to make in compliance with applicable law.  Further, the Company agrees that the terms of this Agreement are to remain strictly confidential and shall not be disclosed except that the Company may disclose the Agreement and the  terms set forth herein (i) to officers, members, managers, and/or partners of the Company with a business reason to know; (ii) under the compulsion of subpoena, provided that you are given reasonable notice and the opportunity to resist or impose conditions upon disclosure; (iii) with prior written consent by you; (iv) pursuant to a court order or other judicial process; (v) to enforce this Agreement; and/or (vi) as otherwise required by law.

16.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

17.Complete and Voluntary Agreement: This Agreement, the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, and the RSU Agreement together constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

18.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

19.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be equally admissible in any legal proceeding as if an original.

20.Governing Law: It is the intention of the Parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles or provisions of any state or jurisdiction. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Employee has had regular contact with Texas in the performance of Employee’s job duties and this Agreement.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Kiromic BioPharma, Inc.

By: /s/ Pietro Bersani  Pietro Bersani

CEO

READ, UNDERSTOOD AND AGREED:

/s/ Daniel Clark

Date: December 27, 2022

Daniel Clark